Designated Filer:	Brookfield Retail Split LP
Issuer & Ticker Symbol	Howard Hughes Corporation [HHC]
Date of Event Requiring Statement:	June 8, 2012

Exhibit 99.2 - Joint Filers’ Signatures

Brookfield REP GP Inc.

By:	/s/ Karen Ayre	Date: June 12, 2012
Name: Karen Ayre
Title: Vice President